                                                                      Exhibit 12

                                      E. I. DU PONT DE NEMOURS AND COMPANY

                               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                             (Dollars in millions)

                                                                          Years Ended December 31
                                                             1994       1993        1992       1991      1990

Net Income ............................................     $2,727    $  566(a)   $  975(a)   $1,403    $2,310
Provision for Income Taxes ............................      1,655       392         836       1,415     1,844
Minority Interests in Earnings of Consolidated
  Subsidiaries ........................................         18         5          10           6         3
Adjustment for Companies Accounted for
  by the Equity Method ................................         18        41           6          35        29
Capitalized Interest ..................................       (143)     (194)       (194)       (197)     (161)
Amortization of Capitalized Interest ..................        154       144         101          94        84
                                                            ------    ------      ------      ------    ------
                                                             4,429       954       1,734       2,756     4,109
                                                            ------    ------      ------      ------    ------

Fixed Charges:
  Interest and Debt Expense - Borrowings(b)............        559       594         643         752       773
  Adjustment for Companies Accounted for by
    the Equity Method - Interest and Debt Expense .....         55        42          62          11         9
  Capitalized Interest ................................        143       194         194         197       161
  Rental Expense Representative of Interest Factor ....        118       143         151         162       163
                                                            ------    ------      ------      ------    ------
                                                               875       973       1,050       1,122     1,106
                                                            ------    ------      ------      ------    ------

Total Adjusted Earnings Available for Payment of
  Fixed Charges .......................................     $5,304    $1,927      $2,784      $3,878    $5,215
                                                            ======    ======      ======      ======    ======

Number of Times Fixed Charges Are Earned ..............        6.1       2.0         2.7         3.5       4.7
                                                            ======    ======      ======      ======    ======

(a) Income Before Extraordinary Item and Transition Effect of Accounting
      Changes.

(b) The weighted average interest rate on short term borrowings outstanding at December 31, 1994 and 1993 was 5.85% and 4.91%, respectively. Average dollar amount of borrowings outstanding for the years ending December 31, 1994, 1993, and 1992, was $9,140, $11,390, and $10,770 respectively, based on month-end balance during this period, and the average interest rate for such borrowings was 7.24%, 6.56%, and 7.37%, respectively.